Tempur Sealy Increases Share Repurchase Authorization
–Authorization Increased to $400 Million
–Invested $300 Million in Share Repurchase Program in the First Quarter of 2021

LEXINGTON, KY, April 29, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today announced that its Board of Directors has increased the authorization under the Company’s share repurchase program to a total of $400 million. In the first quarter of 2021, Tempur Sealy utilized approximately $300 million under its existing authorization to repurchase approximately 8.4 million shares. The Company expects to repurchase at least 6% of shares outstanding in 2021.

Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. Repurchases may be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under federal securities laws.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "commitment," "plans," “intends,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding its sustainability initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com